The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-145223

SUBJECT TO COMPLETION, DATED OCTOBER 18, 2007

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 20, 2007)
$

CenterPoint Energy Resources Corp.

$     % Senior Notes due 20
$     % Senior Notes due 20

The 20   notes will bear interest at a rate of     % per year from the date of issuance to, but excluding,          , 20  , when they will mature. The 20   notes will bear interest at a rate of     % per year from the date of issuance to, but excluding,          , 20  , when they will mature. We will pay interest on each series of notes on           and           of each year, beginning on          , 2008. The notes of each series are subject to optional redemption prior to maturity as described under the caption “Description of the Notes — Optional Redemption.”

The notes will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 20		Per 20
	Note	Total	Note	Total

Public Offering Price(1)	%	$	%	$
Underwriting Discount	%	$	%	$
Proceeds, before expenses, to CenterPoint Energy Resources Corp.(1)	%	$	%	$

(1)	Plus accrued interest from October , 2007, if settlement occurs after that date.

The underwriters expect to deliver the notes to purchasers in New York, New York on or about October   , 2007 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Citi	Morgan Stanley	UBS Investment Bank

Co-Managers

Comerica Securities
HSBC
Scotia Capital
SunTrust Robinson Humphrey
Wachovia Securities
The Williams Capital Group, L.P.

Prospectus Supplement dated October   , 2007.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any written communication from us or the underwriters specifying the final terms of the offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the notes and are not soliciting an offer to buy the notes in any state where the offer or sale is not permitted. You should assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

Prospectus Supplement

Prospectus

About This Prospectus	2
Where You Can Find More Information	3
Incorporation by Reference	3
About CenterPoint Energy Resources Corp.	4
Risk Factors	4
Cautionary Statement Regarding Forward-Looking Information	5
Ratios of Earnings to Fixed Charges	6
Use of Proceeds	6
Description of Our Senior Debt Securities	7
Plan of Distribution	16
Legal Matters	17
Experts	17

S-i

SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the notes. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in their entirety before making an investment decision, including the information set forth under the heading “Risk Factors.” References in this prospectus supplement to “we,” “us,” “our,” or other similar terms mean CenterPoint Energy Resources Corp. and its subsidiaries, and references to “CenterPoint Energy” mean our indirect parent, CenterPoint Energy, Inc., unless the context clearly indicates otherwise.

The terms “20   notes” and “20   notes” refer to the     % senior notes due 20   and the     % senior notes due 20  , respectively, The term “notes” refers to the 20   notes and the 20   notes, collectively.

CENTERPOINT ENERGY RESOURCES CORP.

General

We own and operate natural gas distribution systems in six states. Wholly owned subsidiaries of ours own interstate natural gas pipelines and gas gathering systems and provide various ancillary services. Another wholly owned subsidiary of ours offers variable and fixed-price physical natural gas supplies primarily to commercial and industrial customers and electric and gas utilities. We are an indirect wholly owned subsidiary of CenterPoint Energy, a public utility holding company.

Our principal executive offices are located at 1111 Louisiana, Houston, Texas 77002 (telephone number: 713-207-1111).

Recent Developments

Carthage to Perryville Pipeline Segment

In September 2007, one of our natural gas pipeline subsidiaries, CenterPoint Energy Gas Transmission Company (CEGT), initiated an investigation into allegations received from two former employees of the manufacturer of pipe installed in CEGT’s Carthage to Perryville pipeline segment. That pipeline segment was placed in commercial service in May 2007 after satisfactory completion of hydrostatic testing designed to ensure that the pipe and its welds would be structurally sound when placed in service and operated at design pressure. According to the complainants, records relating to radiographic inspections of certain welds made at the fabrication facility had been altered resulting in the possibility that pipe with the alleged substandard welds had been installed in the pipeline. In addition to commencing an investigation utilizing outside legal counsel and other experts, CEGT immediately informed appropriate government officials. CEGT has continued to keep those officials informed of CEGT’s activities and developments during its investigation. In conducting its investigation, among other things, CEGT has interviewed the complainants and other individuals, including CEGT personnel, and reviewed documentation related to the manufacture and construction of the pipeline, including radiographic records related to the allegedly deficient welds. CEGT has also consulted appropriate technical consultants and pre-existing regulatory guidance and concluded that, absent new findings, the pipeline segment could continue to be operated at existing pressures without threat to public health or safety. Although its investigation is continuing, CEGT does not anticipate that it will be required to cease or modify operation of its Carthage to Perryville line or take other remedial action as a result of the allegations it has received.

Arkansas Rate Case

In September 2007, our natural gas distribution business (Gas Operations) and the Arkansas Public Service Commission (APSC) staff entered into a Stipulation and Settlement Agreement (Settlement Agreement) that, if approved by the APSC, will resolve the pending rate case of Gas Operations in Arkansas. Gas

Operations has filed the Settlement Agreement with the APSC along with a joint motion of Gas Operations and the APSC staff requesting approval of the Settlement Agreement. Under the terms of the Settlement Agreement, the annual base revenues of Gas Operations are estimated to increase by approximately $20 million. In addition, a revenue stabilization mechanism proposed by Gas Operations to help stabilize revenues and eliminate the potential conflict between efforts to earn a reasonable return on invested capital while promoting energy efficiency initiatives would be allowed to go into effect upon approval of the Settlement Agreement. The Settlement Agreement contemplates an authorized rate of return on equity of 9.65% (which reflects a reduction of 10 basis points agreed to by Gas Operations for the implementation of the revenue stabilization mechanism). The other parties to the proceeding agreed not to oppose the Settlement Agreement. A hearing on the merits of the joint motion for approval of the Settlement Agreement was held before the APSC on October 2, 2007, and Gas Operations is currently awaiting issuance of an order by the APSC.

The Offering

Issuer	CenterPoint Energy Resources Corp.

Notes Offered	$ million aggregate principal amount of % senior notes due 20 .

$ million aggregate principal amount of % senior notes due 20 .

Maturity Date	, 20 for the 20 notes.

, 20 for the 20 notes.

Interest Payment Dates	and , commencing on , 2008.

Ranking	The notes will:

• be general unsecured obligations;

• rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness; and

• with respect to the assets and earnings of our subsidiaries, structurally rank below all of the liabilities of our subsidiaries.

As of September 30, 2007, our consolidated subsidiaries had no outstanding third-party debt, other than $150 million of debt incurred as a result of the sale of receivables. In addition, as of September 30, 2007, a 50 percent owned affiliate of ours had $51 million of outstanding third-party debt.

Current Ratings (Outlook)	Moody’s: Baa3 (Stable) Standard & Poor’s: BBB (Positive) Fitch: BBB (Stable)

These credit ratings may not remain in effect for any given period of time and one or more of these ratings may be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to access capital on acceptable terms.

Optional Redemption	We may redeem all or a part of either series of the notes at any time and from time to time as specified under the heading “Description of the Notes — Optional Redemption” beginning on page S-14 of this prospectus supplement.

Significant Covenants	We will issue the notes under an indenture containing certain restrictive covenants for your benefit. Certain of these covenants, which are described under “Description of the Notes — Restrictive Covenants” beginning on page S-15 of this prospectus supplement and are subject to termination as described, initially restrict our ability, with some exceptions, to:

• incur certain debt secured by liens; and

• engage in sale/leaseback transactions.

In addition, the indenture restricts our ability to merge, consolidate or transfer substantially all of our assets. See “Description of Our Senior Debt Securities — Consolidation, Merger and Sale of Assets” on page 10 of the accompanying prospectus.

Lack of Public Markets for the Notes	There is no existing market for the notes. We cannot provide any assurance about:

• the liquidity of any markets that may develop for either series of the notes;

• your ability to sell the notes; and

• the prices at which you will be able to sell the notes.

Future trading prices of the notes will depend on many factors, including:

• prevailing interest rates;

• our operating results;

• the ratings of the notes; and

• the market for similar securities.

We do not intend to apply for listing of either series of the notes on any securities exchange or for quotation of either series of the notes in any automated dealer quotation system.

Risk Factors	You should consider carefully all the information set forth in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” beginning on page S-6 of this prospectus supplement before deciding whether to invest in the notes.

Governing Law	The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Use of Proceeds	The net proceeds from this offering will be approximately $ million, after deducting underwriters’ discounts and estimated expenses of the offering. We intend to use the net proceeds from this offering for general corporate purposes, including repayment or refinancing of debt, including $300 million of our 6 1/2% debentures due February 1, 2008, capital expenditures, working capital and loans to or investments in affiliates. Pending application of the net proceeds from this offering for these purposes, we intend to repay approximately $394 million of borrowings under our senior unsecured revolving credit facility, which terminates in 2012, and to use the remainder of the net proceeds from this offering to repay advances for the purchase of receivables under our receivables facility that terminates in October 2007. See “Use of Proceeds” on page S-12 of this prospectus supplement.

Further Issues	The 20 notes are initially limited to $ million in aggregate principal amount; the 20 notes are initially limited to $ million in aggregate principal amount. However, we may issue additional notes of either series from time to time without the consent of the holders.

Trustee and Paying Agent	The Bank of New York Trust Company, National Association (as successor to JPMorgan Chase Bank, National Association).

RISK FACTORS

You should consider carefully the following information about risks, as well as risks arising from any legal proceedings identified in Part II, Item 1. “Legal Proceedings” of our Quarterly Report on Form 10-Q for the period ended June 30, 2007 (“2nd Quarter 2007 Form 10-Q”), together with the other information contained in this prospectus supplement and the accompanying prospectus, before making an investment in the notes.

Risk Factors Affecting Our Businesses

Rate regulation of our business may delay or deny our ability to earn a reasonable return and fully recover our costs.

Our rates for our local distribution companies are regulated by certain municipalities and state commissions, and for our interstate pipelines by the Federal Energy Regulatory Commission (FERC), based on an analysis of our invested capital and our expenses in a test year. Thus, the rates that we are allowed to charge may not match our expenses at any given time. The regulatory process in which rates are determined may not always result in rates that will produce full recovery of our costs and enable us to earn a reasonable return on our invested capital.

Our businesses must compete with alternative energy sources, which could result in us marketing less natural gas, and our interstate pipelines and field services businesses must compete directly with others in the transportation, storage, gathering, treating and processing of natural gas, which could lead to lower prices, either of which could have an adverse impact on our results of operations, financial condition and cash flows.

We compete primarily with alternate energy sources such as electricity and other fuel sources. In some areas, intrastate pipelines, other natural gas distributors and marketers also compete directly with us for natural gas sales to end-users. In addition, as a result of federal regulatory changes affecting interstate pipelines, natural gas marketers operating on these pipelines may be able to bypass our facilities and market, sell and/or transport natural gas directly to commercial and industrial customers. Any reduction in the amount of natural gas marketed, sold or transported by us as a result of competition may have an adverse impact on our results of operations, financial condition and cash flows.

Our two interstate pipelines and our gathering systems compete with other interstate and intrastate pipelines and gathering systems in the transportation and storage of natural gas. The principal elements of competition are rates, terms of service, and flexibility and reliability of service. We also compete indirectly with other forms of energy, including electricity, coal and fuel oils. The primary competitive factor is price. The actions of our competitors could lead to lower prices, which may have an adverse impact on our results of operations, financial condition and cash flows.

Our natural gas distribution and competitive natural gas sales and services businesses are subject to fluctuations in natural gas pricing levels, which could affect the ability of our suppliers and customers to meet their obligations or otherwise adversely affect our liquidity.

We are subject to risk associated with increases in the price of natural gas. Increases in natural gas prices might affect our ability to collect balances due from our customers and, on the regulated side, could create the potential for uncollectible accounts expense to exceed the recoverable levels built into our tariff rates. In addition, a sustained period of high natural gas prices could apply downward demand pressure on natural gas consumption in the areas in which we operate and increase the risk that our suppliers or customers fail or are unable to meet their obligations. Additionally, increasing natural gas prices could create the need for us to provide collateral in order to purchase natural gas.

If we were to fail to renegotiate a contract with one of our significant pipeline customers or if we renegotiate the contract on less favorable terms, there could be an adverse impact on our operations.

Since October 31, 2006, our contract with Laclede Gas Company (Laclede), one of our pipeline’s customers, has been terminable upon one year’s prior notice. We have not received a termination notice and are currently negotiating a long-term contract with Laclede. If Laclede were to terminate this contract or if we were to renegotiate this contract at rates substantially lower than the rates provided in the current contract, there could be an adverse effect on our results of operations, financial condition and cash flows.

A decline in our credit rating could result in us having to provide collateral in order to purchase gas.

If our credit rating were to decline, we might be required to post cash collateral in order to purchase natural gas. If a credit rating downgrade and the resultant cash collateral requirement were to occur at a time when we were experiencing significant working capital requirements or otherwise lacked liquidity, we might be unable to obtain the necessary natural gas to meet our obligations to customers, and our results of operations, financial condition and cash flows would be adversely affected.

The revenues and results of operations of our interstate pipelines and field services businesses are subject to fluctuations in the supply of natural gas.

Our interstate pipelines and field services businesses largely rely on natural gas sourced in the various supply basins located in the Mid-continent region of the United States. To the extent the availability of this supply is substantially reduced, it could have an adverse effect on our results of operations, financial condition and cash flows.

Our revenues and results of operations are seasonal.

A substantial portion of our revenues is derived from natural gas sales and transportation. Thus, our revenues and results of operations are subject to seasonality, weather conditions and other changes in natural gas usage, with revenues being higher during the winter months.

The actual construction costs of proposed pipelines and related compression facilities may be significantly higher than our current estimates.

Our subsidiaries are involved in significant pipeline construction projects. The construction of new pipelines and related compression facilities requires the expenditure of significant amounts of capital, which may exceed our estimates. If we undertake these projects, they may not be completed at the budgeted cost, on schedule or at all. The construction of new pipeline or compression facilities is subject to construction cost overruns due to labor costs, costs of equipment and materials such as steel and nickel, labor shortages or delays, inflation or other factors, which could be material. In addition, the construction of these facilities is typically subject to the receipt of approvals and permits from various regulatory agencies. Those agencies may not approve the projects in a timely manner or may impose restrictions or conditions on the projects that could potentially prevent a project from proceeding, lengthen its expected completion schedule and/or increase its anticipated cost. As a result, there is the risk that the new facilities may not be able to achieve our expected investment return, which could adversely affect our financial condition, results of operations or cash flows.

The states in which we provide regulated local gas distribution may, either through legislation or rules, adopt restrictions similar to those under the Public Utility Holding Company Act of 1935 Act (1935 Act) regarding organization, financing and affiliate transactions that could have significant adverse effects on our ability to operate our utility operations.

The 1935 Act provided a comprehensive regulatory structure governing the organization, capital structure, intracompany relationships and lines of business that could be pursued by registered holding companies and their member companies. Following repeal of the 1935 Act, some states have sought to expand their own regulatory frameworks to give their regulatory authorities increased jurisdiction and scrutiny over similar aspects of the utilities that operate in their states. Some of these frameworks attempt to regulate financing activities, acquisitions and divestitures, and arrangements between the utilities and their affiliates, and to restrict the level of non-utility businesses that can be conducted within the holding company structure. Additionally they may impose record keeping, record access, employee training and reporting requirements related to affiliate transactions and reporting in the event of certain downgrading of the utility’s bond rating.

These regulatory frameworks could have adverse effects on our ability to operate our utility operations, to finance our business and to provide cost-effective utility service. In addition, if more than one state adopts restrictions over similar activities, it may be difficult for us to comply with competing regulatory requirements.

Risk Factors Associated with Our Consolidated Financial Condition

If we are unable to arrange future financings on acceptable terms, our ability to refinance existing indebtedness could be limited.

As of June 30, 2007, we had $2.7 billion of outstanding indebtedness on a consolidated basis. As of June 30, 2007, approximately $735 million principal amount of this debt must be paid through 2009. Our future financing activities may depend, at least in part, on:

•	general economic and capital market conditions;

•	credit availability from financial institutions and other lenders;

•	investor confidence in us and the market in which we operate;

•	maintenance of acceptable credit ratings;

•	market expectations regarding our future earnings and probable cash flows;

•	market perceptions of our and CenterPoint Energy’s ability to access capital markets on reasonable terms; and

•	provisions of relevant tax and securities laws.

Our current credit ratings are discussed in “Management’s Narrative Analysis of the Results of Operations — Liquidity and Capital Resources — Impact on Liquidity of a Downgrade in Credit Ratings” in Item 2 of our 2nd Quarter 2007 Form 10-Q. These credit ratings may not remain in effect for any given period of time and one or more of these ratings may be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to access capital on acceptable terms.

The financial condition and liquidity of our parent company could affect our access to capital, our credit standing and our financial condition.

Our ratings and credit may be impacted by CenterPoint Energy’s credit standing. As of June 30, 2007, CenterPoint Energy and its other subsidiaries had approximately $200 million principal amount of debt required to be paid through 2009. This amount excludes amounts related to capital leases, transition bonds and indexed debt securities obligations. In addition, CenterPoint Energy has cash settlement obligations with respect to $575 million of outstanding 3.75% convertible notes on which holders could exercise their conversion rights during the third quarter of 2007 and in subsequent quarters in which CenterPoint Energy’s common stock price causes such notes to be convertible. We cannot assure you that CenterPoint Energy and its other subsidiaries will be able to pay or refinance these amounts. If CenterPoint Energy were to experience a deterioration in its credit standing or liquidity difficulties, our access to credit and our credit ratings could be adversely affected.

We are an indirect wholly owned subsidiary of CenterPoint Energy. CenterPoint Energy can exercise substantial control over our dividend policy and business and operations and could do so in a manner that is adverse to our interests.

We are managed by officers and employees of CenterPoint Energy. Our management will make determinations with respect to the following:

•	our payment of dividends;

•	decisions on our financings and our capital raising activities;

•	mergers or other business combinations; and

•	our acquisition or disposition of assets.

There are no contractual restrictions on our ability to pay dividends to CenterPoint Energy. Our management could decide to increase our dividends to CenterPoint Energy to support its cash needs. This could adversely affect our liquidity. However, under our credit facility and our receivables facility, our ability to pay dividends is impacted by a covenant that debt as a percentage of total capitalization may not exceed 65%.

The use of derivative contracts by us and our subsidiaries in the normal course of business could result in financial losses that negatively impact our results of operations and those of our subsidiaries.

We use derivative instruments, such as swaps, options, futures and forwards, to manage our commodity and financial market risks. We could recognize financial losses as a result of volatility in the market values of these contracts, or should a counterparty fail to perform. In the absence of actively quoted market prices and pricing information from external sources, the valuation of these financial instruments can involve management’s judgment or use of estimates. As a result, changes in the underlying assumptions could affect the reported fair value of these contracts.

We depend on distributions from our subsidiaries to meet our payment obligations, and provisions of applicable law or contractual restrictions could limit the amount of those distributions.

We derive a substantial portion of our operating income from, and hold a substantial portion of our assets through, our subsidiaries. In general, these subsidiaries are separate and distinct legal entities and have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, limit our subsidiaries’ ability to make payments or other distributions to us, and our subsidiaries could agree to contractual restrictions on their ability to make distributions.

Our right to receive any assets of any subsidiary, and therefore the right of our creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would be subordinated to any security interest in the assets of that subsidiary and any indebtedness of the subsidiary senior to that held by us.

Risks Common to Our Businesses and Other Risks

We are subject to operational and financial risks and liabilities arising from environmental laws and regulations.

Our operations are subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of natural gas pipelines and distribution systems and gas gathering and processing systems, we must comply with these laws and regulations at the federal, state and local levels. These laws and regulations can restrict or impact our business activities in many ways, such as:

•	restricting the way we can handle or dispose of wastes;

•	limiting or prohibiting construction activities in sensitive areas such as wetlands, coastal regions, or areas inhabited by endangered species;

•	requiring remedial action to mitigate pollution conditions caused by our operations, or attributable to former operations; and

•	enjoining the operations of facilities deemed in non-compliance with permits issued pursuant to such environmental laws and regulations.

In order to comply with these requirements, we may need to spend substantial amounts and devote other resources from time to time to:

•	construct or acquire new equipment;

•	acquire permits for facility operations;

•	modify or replace existing and proposed equipment; and

•	clean up or decommission waste disposal areas, fuel storage and management facilities and other locations and facilities.

Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial actions, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other waste products into the environment.

Our insurance coverage may not be sufficient. Insufficient insurance coverage and increased insurance costs could adversely impact our results of operations, financial condition and cash flows.

We currently have general liability and property insurance in place to cover certain of our facilities in amounts that we consider appropriate. Such policies are subject to certain limits and deductibles and do not include business interruption coverage. Insurance coverage may not be available in the future at current costs or on commercially reasonable terms, and the insurance proceeds received for any loss of, or any damage to, any of our facilities may not be sufficient to restore the loss or damage without negative impact on our results of operations, financial condition and cash flows.

We and CenterPoint Energy could incur liabilities associated with businesses and assets that we have transferred to others.

In connection with the organization and capitalization of Reliant Resources, Inc. (RRI), RRI and its subsidiaries assumed liabilities associated with various assets and businesses Reliant Energy, Incorporated (Reliant Energy) transferred to them. RRI also agreed to indemnify, and cause the applicable transferee subsidiaries to indemnify, CenterPoint Energy and its subsidiaries, including us, with respect to liabilities associated with the transferred assets and businesses. These indemnity provisions were intended to place sole financial responsibility on RRI and its subsidiaries for all liabilities associated with the current and historical businesses and operations of RRI, regardless of the time those liabilities arose. If RRI is unable to satisfy a liability that has been so assumed in circumstances in which Reliant Energy has not been released from the liability in connection with the transfer, we or CenterPoint Energy could be responsible for satisfying the liability.

Prior to CenterPoint Energy’s distribution of its ownership in RRI to its shareholders, we had guaranteed certain contractual obligations of what became RRI’s trading subsidiary. Under the terms of the separation agreement between the companies, RRI agreed to extinguish all such guaranty obligations prior to separation, but at the time of separation in September 2002, RRI had been unable to extinguish all obligations. To secure us and CenterPoint Energy against obligations under the remaining guaranties, RRI agreed to provide cash or letters of credit for our benefit and that of CenterPoint Energy, and undertook to use commercially reasonable efforts to extinguish the remaining guaranties. We currently hold letters of credit in the amount of $29.3 million issued on behalf of RRI against guaranties that have not been released. RRI may be unable to obtain our release under some of the remaining guarantees, and one of those guarantees has been issued to support long-term transportation contracts that extend to 2018. There can be no assurance that the letters of credit we hold will be sufficient to satisfy our obligations on the remaining guaranties if RRI were to fail to perform its obligation to the counterparties, and RRI may be unable or unwilling to provide increased security from time to time to protect us if our exposures on such guarantees were to exceed the amount of the letters of credit held as security.

RRI’s unsecured debt ratings are currently below investment grade. If RRI were unable to meet its obligations, it would need to consider, among various options, restructuring under the bankruptcy laws, in which event RRI might not honor its indemnification obligations and claims by RRI’s creditors might be made against CenterPoint Energy as its former owner.

Risk Factor Related to the Notes

An active trading market for the notes may not develop.

The notes will be new issues of securities for which there is currently no established trading market. We do not intend to apply for the listing of either series of the notes on any securities exchange or for quotation of either series of the notes on any dealer quotation system. Even if a market for the notes does develop, we cannot assure you that there will be liquidity in that market, or that the notes might not trade for less than their original value or face amount. The liquidity of any market for the notes will depend on the number of holders of those notes, the interest of securities dealers in making a market in the notes and other factors. If a liquid market for the notes does not develop, you may be unable to resell the notes for a long period of time, if at all. Accordingly, we cannot assure you as to the development or liquidity of any trading market for the notes or as to your ability to sell your notes.

Even if a market for the notes develops, trading prices could be higher or lower than the initial offering price. The prices of the notes will depend on many factors, including prevailing interest rates, our operating results and financial conditions and the market for similar securities. Declines in the market prices for debt securities generally may also materially and adversely affect the liquidity of the notes, independent of our financial performance.

USE OF PROCEEDS

The net proceeds from this offering will be approximately $      million, after deducting underwriters’ discounts and the estimated expenses of the offering. We intend to use the net proceeds from this offering for general corporate purposes, including repayment or refinancing of debt, including $300 million of our 6 1/2% debentures due February 1, 2008, capital expenditures, working capital and loans to or investments in affiliates. Pending application of the net proceeds from this offering for these purposes, we intend to repay approximately $394 million of borrowings under our senior unsecured revolving credit facility, which terminates in 2012, and to use the remainder of the net proceeds from this offering to repay advances for the purchase of receivables under our receivables facility that terminates in October 2007. Borrowings under our senior unsecured revolving credit facility currently bear an interest rate of approximately 5.5%. Advanced amounts under our receivables facility currently bear an interest rate of approximately 5.6%. We used the borrowings under our senior unsecured revolving credit facility and advances for the purchase of receivables under our receivables facility for general corporate purposes.

CAPITALIZATION

The following table sets forth our short-term debt and capitalization as of June 30, 2007. No adjustments have been made for the issuance of the notes in this offering or the use of the proceeds therefrom, as discussed in “Use of Proceeds” above, or for any changes in short-term debt after June 30, 2007.

This table should be read in conjunction with our consolidated financial statements and related notes thereto and “Management’s Narrative Analysis of the Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2006 and our 2nd Quarter 2007 Form 10-Q.

	June 30, 2007
	(In millions)

Short-Term Debt:
Short-term borrowings	$225	3.9%
Notes payable to affiliates	197	3.4%
Current portion of long-term debt	307	5.3%

Total short-term debt	729	12.6%
Long-Term Debt	1,998	34.4%

Total Debt	2,727	47.0%
Stockholder’s Equity	3,074	53.0%

Total Capitalization and Short-Term Debt	$5,801	100.0%

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes (referred to in the accompanying prospectus as the debt securities) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which we refer you. Each series of notes is a separate series of debt securities described in the accompanying prospectus.

We will issue the notes under an indenture, dated as of February 1, 1998, as supplemented and as to be further supplemented in connection with establishing the terms of each series of the notes (the “indenture”), between us and The Bank of New York Trust Company, National Association (successor to JPMorgan Chase Bank, National Association), as trustee. The following description is a summary of the material provisions of each series of the notes and the indenture. This summary is not complete and is qualified in its entirety by reference to the indenture and the notes. For a complete description of the notes, you should refer to the indenture, including the forms of supplemental indenture establishing the terms of each series of the notes, copies of which are available from us. In addition, we have filed the current indenture and will file the supplemental indenture relating to each series of the notes with the SEC. Please read “Where You Can Find More Information.”

We may issue debt securities from time to time in one or more series under the indenture. There is no limitation on the amount of debt securities we may issue under the indenture. As of September 30, 2007, approximately $2.2 billion aggregate principal amount of debt securities were outstanding under the indenture.

We have included cross-references in the summary below to refer you to the section numbers of the indenture we are describing.

Ranking of the Notes

The notes will:

•	be general unsecured obligations,

•	rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness, and

•	with respect to the assets and earnings of our subsidiaries, structurally rank below all of the liabilities of our subsidiaries.

Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes as described below under “— Defeasance.”

Principal, Maturity and Interest

The 20   notes will mature on          , 20   and are initially limited to $      million in aggregate principal amount. The 20   notes will mature on          , 20   and are initially limited to $      million in aggregate principal amount. However, we may issue additional notes of either series from time to time, without the consent of the holders of the notes.

Interest on the 20   notes will accrue at the rate of     % per annum. Interest on the 20   notes will accrue at the rate of     % per annum. Interest on each series of the notes will:

•	be payable semi-annually in arrears on each and , with the initial interest payment date being , 2008,

•	be payable to the person in whose name the notes are registered at the close of business on the and immediately preceding the applicable interest payment date, which we refer to with respect to the notes as “regular record dates,”

•	be computed on the basis of a 360-day year comprised of twelve 30-day months, and

•	be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, the maturity date or any redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date.

Optional Redemption

We may redeem each series of the notes, in whole or in part, at our option exercisable at any time and from time to time upon not less than 30 and not more than 60 days’ notice as provided in the indenture, on any date prior to their maturity at a redemption price equal to:

•	100% of the principal amount of the notes to be redeemed, plus

•	accrued and unpaid interest thereon, if any, to, but excluding, the redemption date, plus

•	the make-whole premium described below, if any.

The redemption price will never be less than 100% of the principal amount of the notes redeemed plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

The amount of the make-whole premium with respect to any note to be redeemed will be equal to the excess, if any, of:

(1) the sum of the present values, calculated as of the redemption date, of:

•	each interest payment that, but for such redemption, would have been payable on the note or portion thereof being redeemed on each interest payment date occurring after the redemption date (excluding any accrued and unpaid interest for the period prior to the redemption date), and

•	the principal amount that, but for such redemption, would have been payable at the final maturity of the note or portion thereof being redeemed, over

(2) the principal amount of the note or portion thereof being redeemed.

The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. These present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the redemption date at a discount rate equal to the comparable treasury yield (as defined below) plus           basis points in the case of the 20   notes and           basis points in the case of the 20   notes.

The make-whole premium will be calculated by an independent investment banking institution of national standing appointed by us. If we fail to appoint an independent investment banking institution at least 45 days prior to the redemption date, or if the independent investment banking institution we appoint is unwilling or unable to calculate the make-whole premium, the calculation will be made by Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated or UBS Securities LLC. If Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC are unwilling or unable to make the calculation, we will appoint a different independent investment banking institution of national standing to make the calculation.

For purposes of determining the make-whole premium, “comparable treasury yield” means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Securities that have a constant maturity that corresponds to the remaining term to maturity of the notes to be redeemed, calculated to the nearest 1/12th of a year. The comparable treasury yield will be determined as of the third business day immediately preceding the applicable redemption date.

The weekly average yields of United States Treasury Securities will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15(519)

Selected Interest Rates” or any successor release. If this statistical release sets forth a weekly average yield for United States Treasury Securities having a constant maturity that is the same as the remaining term of the notes to be redeemed calculated as set forth above, then the comparable treasury yield will be equal to such weekly average yield. In all other cases, the comparable treasury yield will be calculated by interpolation on a straight-line basis, between the weekly average yields on the United States Treasury Securities that have a constant maturity closest to and greater than the remaining term of the notes to be redeemed and the United States Treasury Securities that have a constant maturity closest to and less than the remaining term of notes of that series (in each case as set forth in the H.15 statistical release or any successor release). Any weekly average yields calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States Treasury Securities are not available in the H.15 statistical release or otherwise, then the comparable treasury yield will be calculated by interpolation of comparable rates selected by an independent investment banking institution selected in the manner described in the second preceding paragraph.

If we redeem less than all the notes of a series, the trustee will select the notes of that series for redemption on a pro rata basis, by lot or by such other method as the trustee in its sole discretion deems fair and appropriate. We will only redeem notes in multiples of $1,000 in original principal amount. If any note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued upon the cancellation of the original note.

Sinking Fund

We are not obligated to make mandatory redemption or sinking fund payments with respect to the notes.

Restrictive Covenants

The indenture does not limit the amount of indebtedness or other obligations that we may incur and does not contain provisions that would give holders of the notes the right to require us to repurchase their notes in the event of a change in control of us, or in the event we enter into one or more highly leveraged transactions, regardless of whether a rating decline results therefrom, or in the event we dispose of one or more of our business units, nor are any such events deemed to be events of default under the terms of the indenture.

The indenture contains certain covenants for the benefit of the holders of the notes which we have summarized below and in the accompanying prospectus under the heading “Description of Our Senior Debt Securities — Consolidation, Merger and Sale of Assets.” The restrictive covenants summarized below are applicable to the notes; provided, however, that these restrictive covenants will terminate pursuant to the termination provision of the indenture and will no longer be applicable to the notes on and after the date, which we refer to as the “termination date,” on which there remains outstanding, in the aggregate, no more than $200 million in principal amount of our:

•	7.875% Senior Notes due 2013 ($762 million outstanding as of September 30, 2007),

•	5.95% Senior Notes due 2014 ($160 million outstanding as of September 30, 2007), and

•	long-term indebtedness (but excluding for this purpose any long-term indebtedness incurred pursuant to any revolving credit facility, letter of credit facility or other similar bank credit facility) issued subsequent to the issuance of the notes and prior to the termination date containing covenants substantially similar to the restrictive covenants, or an event of default substantially similar to the event of default described in the fourth bullet under “Events of Default” below, but not containing the termination provision.

Our 7.875% Senior Notes due 2013 and our 5.95% Senior Notes due 2014 have covenants similar to the restrictive covenants summarized below.

Limitations on Liens.  We will not, and we will not permit any subsidiary (as defined below) to, pledge, mortgage or hypothecate, or permit to exist, except in our favor or in favor of any subsidiary, any lien (as defined below) upon any principal property (as defined below) or any equity interest (as defined below) in any significant subsidiary (as defined below) owning any principal property, at any time owned by us or by a subsidiary, to secure any indebtedness (as defined below), unless effective provision is made whereby outstanding notes will be secured equally and ratably therewith (or prior thereto), and with any other indebtedness similarly entitled to be equally and ratably secured. This restriction will not apply to or prevent the creation or existence of:

•	liens on any property held or used by us or a subsidiary in connection with the exploration for, development of or production of, oil, gas, natural gas (including liquefied gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels, such properties to include, but not be limited to, our or a subsidiary’s interest in any mineral fee interests, oil, gas or other mineral leases, royalty, overriding royalty or net profits interests, production payments and other similar interests, wellhead production equipment, tanks, field gathering lines, leasehold or field separation and processing facilities, compression facilities and other similar personal property and fixtures,

•	liens on oil, gas, natural gas (including liquefied gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels produced or recovered from any property, an interest in which is owned or leased by us or a subsidiary,

•	liens (or certain extensions, renewals or refundings thereof) upon any property acquired, constructed or improved before or after the date the notes are first issued, which liens were or are created at the later of the time of acquisition or commercial operation thereof, or within one year thereafter to secure all or a portion of the purchase price thereof or the cost of construction or improvement, or existing thereon at the date of acquisition, provided that every such mortgage, pledge, lien or encumbrance applies only to the property so acquired or constructed and fixed improvements thereon,

•	liens upon any property of any entity acquired by any entity that is or becomes a subsidiary after the date the notes are first issued, each of which we refer to as an “acquired entity,” provided that every such mortgage, pledge, lien or encumbrance:

•	will either:

•	exist prior to the time the acquired entity becomes a subsidiary, or

•	be created at the time the acquired entity becomes a subsidiary or within one year thereafter to secure payment of the acquisition price thereof, and

•	will only apply to those properties owned by the acquired entity at the time it becomes a subsidiary or thereafter acquired by it from sources other than us or any other subsidiary,

•	pledges of current assets, in the ordinary course of business, to secure current liabilities,

•	deposits, including among others, good faith deposits in connection with tenders, leases of real estate or bids or contracts, or liens, including among others, liens reserved in leases and mechanics’ or materialmen’s liens, to secure certain duties or public or statutory obligations,

•	liens upon any office, data processing or transportation equipment,

•	liens created or assumed in connection with the issuance of debt securities, the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code, for the purpose of financing the acquisition or construction of property to be used by us or a subsidiary,

•	pledges or assignments of accounts receivable or conditional sales contracts or chattel mortgages and evidence of indebtedness secured thereby, received in connection with the sale of goods or merchandise to customers, or

•	certain liens for taxes, judgments and attachments.

Notwithstanding the foregoing, we or a subsidiary may issue, assume or guarantee indebtedness secured by a mortgage which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all of our other indebtedness or indebtedness of a subsidiary secured by a mortgage (not including secured indebtedness permitted under the foregoing exceptions) and the value (as defined below) of all sale and leaseback transactions (as defined below) existing at such time (other than sale and leaseback transactions (i) which, if a lien, would have been permitted under the third or fourth bullet points above or (ii) as to which application of amounts have been made in accordance with “— Limitation on Sale and Leaseback Transactions” below), does not at the time such indebtedness is incurred exceed 5% of consolidated net tangible assets (as defined below), as shown on our most recent audited consolidated balance sheet preceding the date of determination. For purposes of this “Limitation on Liens” covenant, subsidiary does not include a project finance subsidiary (as defined below).

Limitation on Sale and Leaseback Transactions.  We will not, and we will not permit any subsidiary to, engage in a sale and leaseback transaction of any principal property unless the net proceeds of such sale are at least equal to the fair value of such principal property (as determined by our board of directors) and either:

•	we or such subsidiary would be entitled under the indenture to incur indebtedness secured by a lien on the principal property to be leased, without equally and ratably securing the notes, pursuant to the exceptions provided in the third and fourth bullet points of the second sentence of “— Limitations on Liens” above, or

•	within 120 days after the sale or transfer of the principal property, we apply an amount not less than the fair value of such property:

•	to the payment or other retirement of our long-term indebtedness or long-term indebtedness of a subsidiary, in each case ranking senior to or on parity with the notes, or

•	to the purchase at not more than the fair value of principal property (other than that involved in such sale and leaseback transaction).

For purposes of this “Limitation on Sale and Leaseback Transactions” covenant, subsidiary does not include a project finance subsidiary.

Defined Terms

“Capital lease” means a lease that, in accordance with accounting principles generally accepted in the United States, would be recorded as a capital lease on the balance sheet of the lessee.

“Consolidated net tangible assets” means the total amount of our assets, including the assets of our subsidiaries, less, without duplication:

•	total current liabilities (excluding indebtedness due within 12 months),

•	all reserves for depreciation and other asset valuation reserves, but excluding reserves for deferred federal income taxes,

•	all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset, and

•	all appropriate adjustments on account of minority interests of other persons holding common stock of any subsidiary, all as reflected in our most recent audited consolidated balance sheet preceding the date of such determination.

“Equity interests” means any capital stock, partnership, joint venture, member or limited liability or unlimited liability company interest, beneficial interest in a trust or similar entity or other equity interest or investment of whatever nature.

“Indebtedness,” as applied to us or any subsidiary, means bonds, debentures, notes and other instruments or arrangements representing obligations created or assumed by us or any such subsidiary, including any and all:

•	obligations for money borrowed, other than unamortized debt discount or premium,

•	obligations evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kind,

•	obligations as lessee under a capital lease, and

•	amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation listed in the three immediately preceding bullet points.

All indebtedness secured by a lien upon property owned by us or any subsidiary and upon which indebtedness we or any such subsidiary customarily pays interest, although we or any such subsidiary has not assumed or become liable for the payment of such indebtedness, is also deemed to be indebtedness of us or any such subsidiary. All indebtedness for borrowed money incurred by other persons which is directly guaranteed as to payment of principal by us or any subsidiary will for all purposes of the indenture be deemed to be indebtedness of us or any such subsidiary, but no other contingent obligation of us or any such subsidiary in respect of indebtedness incurred by other persons shall be deemed indebtedness of us or any such subsidiary.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance or lien of any kind whatsoever (including any capital lease).

“Non-recourse debt” means (i) any indebtedness for borrowed money incurred by any project finance subsidiary to finance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or providing financing for, any project, which indebtedness for borrowed money does not provide for recourse against us or any of our subsidiaries (other than a project finance subsidiary and such recourse as exists under a performance guaranty) or any property or asset of us or any of our subsidiaries (other than equity interests in, or the property or assets of, a project finance subsidiary and such recourse as exists under a performance guaranty) and (ii) any refinancing of such indebtedness for borrowed money that does not increase the outstanding principal amount thereof (other than to pay costs incurred in connection therewith and the capitalization of any interest or fees) at the time of the refinancing or increase the property subject to any lien securing such indebtedness for borrowed money or otherwise add additional security or support for such indebtedness for borrowed money.

“Performance guaranty” means any guaranty issued in connection with any non-recourse debt that (i) if secured, is secured only by assets of or equity interests in a project finance subsidiary, and (ii) guarantees to the provider of such non-recourse debt or any other person (a) performance of the improvement, installation, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the project that is financed by such non-recourse debt, (b) completion of the minimum agreed equity or other contributions or support to the relevant project finance subsidiary, or (c) performance by a project finance subsidiary of obligations to persons other than the provider of such non-recourse debt.

“Principal property” means any natural gas distribution property, natural gas pipeline or gas processing plant located in the United States, except any such property that in the opinion of our board of directors is not of material importance to the total business conducted by us and our consolidated subsidiaries. “Principal property” shall not include any oil or gas property or the production or proceeds of production from an oil or gas producing property or the production or any proceeds of production of gas processing plants or oil or gas or petroleum products in any pipeline or storage field.

“Project finance subsidiary” and “project finance subsidiaries” means any of our subsidiaries designated by us whose principal purpose is to incur non-recourse debt and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a person created for such purpose, and substantially all the assets of which subsidiary or person are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by non-recourse debt, or (y) equity interests in, or indebtedness or other obligations of, one or more other such subsidiaries or persons, or (z) indebtedness or other obligations of us or our subsidiaries or other persons. At the time of designation of any project finance subsidiary, the sum of the net book value of the assets of such subsidiary and the net book value of the assets of all other project finance subsidiaries then existing shall not in the aggregate exceed 10 percent of the consolidated net tangible assets.

“Sale and leaseback transaction” means any arrangement entered into by us or any subsidiary with any person providing for the leasing to us or any subsidiary of any principal property (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between us and a subsidiary or between subsidiaries), which principal property has been or is to be sold or transferred by us or such subsidiary to such person.

“Significant subsidiary” means any subsidiary of ours, other than a project finance subsidiary, that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Securities Act of 1933 and the Securities Exchange Act of 1934, as such regulation is in effect on the date of issuance of the notes.

“Subsidiary” of any entity means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such limited liability company, partnership, joint venture or other entity or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such entity, by such entity and one or more of its other subsidiaries or by one or more of such entity’s other subsidiaries.

“Value” means, with respect to a sale and leaseback transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to such sale and leaseback transaction or (2) the fair value, in the opinion of our board of directors, of such property at the time of entering into such sale and leaseback transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

Payment and Paying Agent

We have designated the trustee as the sole paying agent for the notes.

Events of Default

Each of the following is an event of default under the indenture with respect to each series of the notes; provided, however, that the event of default described in the fourth bullet point below will terminate pursuant to the termination provision of the indenture and will no longer be applicable to the notes on and after the termination date referred to under “Restrictive Covenants” above:

•	our failure to pay principal or premium, if any, on the notes of that series when due,

•	our failure to pay any interest on the notes of that series for 30 days,

•	our failure to perform, or our breach in any material respect of, any other covenant or warranty in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of another series of our debt securities issued under the indenture, for 90 days after either the trustee or holders of at least 25% in principal amount of the outstanding notes of that series have given us written notice of the breach in the manner required by the indenture,

•	the default by us or any subsidiary, other than a project finance subsidiary, of ours in the payment, when due, after the expiration of any applicable grace period, of principal of indebtedness for money borrowed, other than non-recourse debt, in the aggregate principal amount then outstanding of

$50 million or more, or acceleration of any indebtedness for money borrowed in such aggregate principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded or such default is not cured within 30 days after notice to us in accordance with the indenture, and

•	specified events involving bankruptcy, insolvency or reorganization,

provided, however, that no event described in the third, fourth or fifth bullet points above will be an event of default until an officer of the trustee, assigned to and working in the trustee’s corporate trust department, has actual knowledge of the event or until the trustee receives written notice of the event at its corporate trust office, and the notice refers to the notes generally, us or the indenture. (Section 501)

If an event of default occurs and is continuing with respect to either series of the notes, either the trustee or the holders of at least 25% in principal amount of the outstanding notes of the affected series may declare the principal amount of the notes of that series due and immediately payable. In order to declare the principal amount of the notes of either series due and immediately payable, the trustee or the holders of that series must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the notes of the affected series.

This right does not apply if an event of default described in the fifth bullet point above occurs. If one of the events of default described in the fifth bullet point above occurs and is continuing, the notes then outstanding under the indenture shall be due and payable immediately.

After any declaration of acceleration of the notes of either series, but before a judgment or decree for payment, the holders of a majority in principal amount of the outstanding notes of the affected series may, under certain circumstances, rescind and annul the declaration of acceleration if all events of default, other than the non-payment of principal, have been cured or waived as provided in the indenture. (Section 502) For information regarding waiver of defaults, please read “Description of Our Senior Debt Securities — Modification and Waiver” in the accompanying prospectus.

If an event of default occurs and is continuing, the trustee will generally have no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee. (Section 603) The holders of a majority in principal amount of the outstanding notes of a series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee for the notes with respect to that series, provided that:

•	the direction is not in conflict with any law or the indenture,

•	the trustee may take any other action it deems proper which is not inconsistent with the direction, and

•	the trustee will generally have the right to decline to follow the direction if an officer of the trustee determines, in good faith, that the proceeding would involve the trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

A holder of a note may only pursue a remedy under the indenture if:

•	the holder has previously given the trustee written notice of a continuing event of default for the notes of that series,

•	holders of at least 25% in principal amount of the outstanding notes of that series have made a written request to the trustee to pursue that remedy,

•	the holders have offered reasonable indemnity to the trustee,

•	the trustee fails to pursue that remedy within 60 days after receipt of the notice, request and offer of indemnity, and

•	during that 60-day period, the holders of a majority in principal amount of the notes of that series do not give the trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of a note demanding payment of the principal, premium, if any, or interest on a note on or after the date the payment is due. (Section 508)

We will be required to furnish to the trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indenture and specifying all of our known defaults, if any. (Section 1004)

Defeasance

If we deposit with the trustee funds or government securities sufficient to make payments on the notes of either series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the notes of that series (“legal defeasance”), or

•	we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default in the third and fourth bullet points under “— Events of Default” above and the restrictions described under “Description of Our Senior Debt Securities — Consolidation, Merger and Sale of Assets” in the accompanying prospectus will no longer apply to us, but some of our other obligations under the indenture and the notes of that series, including our obligation to make payments on those notes, will survive.

If we defease a series of the notes, the holders of the notes of the affected series will not be entitled to the benefits of the indenture, except for our obligations to:

•	register the transfer or exchange of the notes of that series,

•	replace mutilated, destroyed, lost or stolen notes, and

•	maintain paying agencies and hold moneys for payment in trust.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect. (Sections 1401, 1402, 1403 and 1404).

Exchange and Transfer of the Notes

We will issue the notes in registered form, without coupons. We will only issue notes in denominations of integral multiples of $1,000.

Holders may present notes for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the notes if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of notes. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the exchange or registration of transfer. The trustee will serve as the security registrar. (Section 305) At any time we may:

•	designate additional transfer agents,

•	rescind the designation of any transfer agent, or

•	approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the notes at all times. (Sections 305 and 1002)

In the event we elect to redeem the notes of a series, neither we nor the trustee will be required to register the transfer or exchange of the notes:

•	during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for such notes and ending at the close of business on the day the notice is mailed, or

•	if we have selected such notes for redemption, in whole or in part, except for the unredeemed portion of such notes. (Section 305)

Regarding the Trustee

The Bank of New York Trust Company, National Association, successor to JPMorgan Chase Bank, National Association, is the trustee, security registrar and paying agent under the indenture for each series of the notes. As of September 30, 2007, the trustee served as trustee for approximately $2.3 billion aggregate principal amount of our debt securities. In addition, the trustee served as trustee or fiscal agent for debt securities of our affiliates aggregating approximately $6.0 billion as of September 30, 2007.

Our affiliates maintain brokerage relationships and a rabbi trust with the trustee and its affiliates.

Book-Entry Delivery and Settlement

We will issue the notes of each series in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC. DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the description of the operations and procedures of DTC in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by it from time to time. Neither we nor the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Although DTC has agreed to the foregoing procedures to facilitate transfers of the notes among its participants, it is under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

Certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes, upon surrender by DTC of the global notes, if (i) DTC or any successor depositary (the “depositary”) notifies us that it is no longer willing or able to act as a depositary for the global notes or DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) we, at our option and subject to DTC procedures, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture or (iii) upon the occurrence of certain other events as provided pursuant to the indenture.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below, for whom Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC are acting as representatives, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase from us, the principal amount of the applicable notes set forth opposite its name below.

	Principal	Principal
	Amount of	Amount of
	20	20
Underwriter	Notes	Notes

Citigroup Global Markets Inc.	$	$
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Comerica Securities, Inc.
HSBC Securities (USA) Inc.
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Wachovia Capital Markets, LLC
The Williams Capital Group, L.P.

Total	$	$

The obligations of the underwriters, including their agreement to purchase the notes from us, are several and not joint. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that the underwriters will be obligated to purchase all of the applicable notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering of the applicable notes may be terminated.

The underwriters have advised us that they propose to initially offer the notes to the public at the respective offering prices appearing on the cover page of this prospectus supplement and may also offer the notes to dealers at a price that represents a concession not in excess of:

•	% of the principal amount of the 20 notes; and

•	% of the principal amount of the 20 notes.

Any underwriter may allow, and any of these dealers may re-allow, a concession not in excess of:

•	% of the principal amount of the 20 notes; and

•	% of the principal amount of the 20 notes.

After the initial offering of the notes, the underwriters may from time to time vary the applicable offering price and other selling terms.

The notes are new issues of securities with no established trading market. We do not intend to apply for listing of either series of the notes on any national securities exchange. The underwriters have advised us that they intend to make a market in each series of the notes after the offering, although they are under no obligation to do so. The underwriters may discontinue any market-making activities at any time without any notice. We can give no assurance as to the liquidity of the trading market for the notes or that a public trading market for the notes will develop.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes.

Finally, the underwriters may reclaim selling concessions allowed for distributing the notes in the offering, if the underwriters repurchase previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time without notice.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $600,000.

We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

In the ordinary course of their respective businesses, the underwriters and/or their affiliates have engaged, and may in the future engage, in commercial banking, investment banking or investment management transactions with us and our affiliates for which they have received, and will in the future receive, customary compensation. Certain of the underwriters or their affiliates or related persons are lenders under our revolving credit facility. We intend to use a portion of the net proceeds of the offering in connection with the repayment of borrowings under our revolving credit facility, as described under “Use of Proceeds.” Because more than 10% of the net offering proceeds of the offering may be paid to the underwriters or their respective affiliates or associated persons, this offering is being made pursuant to the provisions of rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers.

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas will pass on the validity of the notes offered in this prospectus supplement. Scott E. Rozzell, Esq., our Executive Vice President, General Counsel and Corporate Secretary, or Rufus S. Scott, Esq., our Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary, may pass on other legal matters for us. Dewey & LeBoeuf LLP will pass on certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule incorporated in this document by reference from our Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express an unqualified opinion and include an explanatory paragraph regarding our adoption of a new accounting standard related to conditional asset retirement obligations in 2005), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this prospectus supplement, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will,” or other similar words.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following are some of the factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements:

•	state and federal legislative and regulatory actions or developments, including deregulation, re-regulation and changes in or application of laws or regulations applicable to the various aspects of our business;

•	timely and appropriate rate actions and increases, allowing recovery of costs and a reasonable return on investment;

•	industrial, commercial and residential growth in our service territory and changes in market demand and demographic patterns;

•	the timing and extent of changes in commodity prices, particularly natural gas;

•	the timing and extent of changes in the supply of natural gas;

•	the timing and extent of changes in natural gas basis differentials;

•	changes in interest rates or rates of inflation;

•	weather variations and other natural phenomena;

•	commercial bank and financial market conditions, our access to capital, the cost of such capital, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

•	actions by rating agencies;

•	effectiveness of our risk management activities;

•	inability of various counterparties to meet their obligations to us;

•	the ability of RRI and its subsidiaries to satisfy their obligations to us or in connection with the contractual arrangements pursuant to which we are their guarantor;

•	the outcome of litigation brought by or against us;

•	our ability to control costs;

•	the investment performance of CenterPoint Energy’s employee benefit plans;

•	our potential business strategies, including acquisitions or dispositions of assets or businesses, which we cannot assure will be completed or will have the anticipated benefits to us; and

•	other factors we discuss in “Risk Factors” beginning on page S-6 of this prospectus supplement.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus supplement is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus supplement information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus supplement. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus supplement (but not information deemed to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

We are incorporating by reference into this prospectus supplement the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange

Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until all the securities are sold:

•	our Annual Report on Form 10-K for the year ended December 31, 2006,

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2007 and June 30, 2007, and

•	our Current Reports on Form 8-K filed February 6, 2007 and July 6, 2007.

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

CenterPoint Energy Resources Corp.
c/o CenterPoint Energy, Inc.
Attn: Investor Relations
P.O. Box 4567
Houston, Texas 77210-4567
(713) 207-6500

PROSPECTUS

CenterPoint Energy Resources Corp.
1111 Louisiana
Houston, Texas 77002
(713) 207-1111

CenterPoint Energy Resources Corp.

$900,000,000
Senior Debt Securities

We may offer and sell up to $900,000,000 of our debt securities in one or more series by using this prospectus. Unless we inform you otherwise in a supplement to this prospectus, our debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. We will establish the terms for our debt securities at the time we sell them and we will describe them in one or more supplements to this prospectus. You should read this prospectus and the related supplement carefully before you invest in our debt securities. This prospectus may not be used to offer and sell our debt securities unless accompanied by a prospectus supplement.

Investing in our debt securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 20, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the SEC using a “shelf” registration process. Using this process, we may offer the securities described in this prospectus in one or more offerings with a total initial offering price of up to $900,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will file a supplement to this prospectus with the SEC that will describe the specific terms of that offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any written communication from us or any underwriter specifying the final terms of a particular offering. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus, any prospectus supplement or any written communication from us or any underwriter specifying the final terms of a particular offering is accurate as of any date other than the date on the front of that document. Any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

References in this prospectus to the terms “we,” “us,” “our” or other similar terms mean CenterPoint Energy Resources Corp. and its subsidiaries, and references to “CenterPoint Energy” mean our indirect parent, CenterPoint Energy, Inc., unless the context clearly indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (but not information deemed to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until all the securities are sold (including without limitation any filings after the date on which the registration statement that includes this prospectus was initially filed with the SEC and before the effectiveness of such registration statement):

•	our Annual Report on Form 10-K for the year ended December 31, 2006,

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2007,

•	our Quarterly Report on Form 10-Q for the period ended June 30, 2007,

•	our Current Reports on Form 8-K filed February 6, 2007 and July 6, 2007.

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:
CenterPoint Energy Resources Corp.
c/o CenterPoint Energy, Inc.
Attn: Investor Relations
P.O. Box 4567
Houston, Texas 77210-4567
(713) 207-6500

ABOUT CENTERPOINT ENERGY RESOURCES CORP.

We own and operate natural gas distribution systems in six states. Wholly owned subsidiaries of ours own interstate natural gas pipelines and gas gathering systems and provide various ancillary services. Another wholly owned subsidiary of ours offers variable and fixed-price physical natural gas supplies primarily to commercial and industrial customers and electric and gas utilities. We are an indirect wholly owned subsidiary of CenterPoint Energy, a public utility holding company.

Our principal executive offices are located at 1111 Louisiana, Houston, Texas 77002 (telephone number: 713-207-1111).

RISK FACTORS

Our businesses are influenced by many factors that are difficult to predict and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. These risk factors include those described in the documents that are incorporated by reference in this prospectus (see “Incorporation by Reference,” above), and could include additional uncertainties not presently known to us or that we currently do not consider material. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this prospectus, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or other similar words.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following are some of the factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements:

•	state and federal legislative and regulatory actions or developments, including deregulation, re-regulation and changes in or application of laws or regulations applicable to the various aspects of our business;

•	timely and appropriate rate actions and increases, allowing recovery of costs and a reasonable return on investment;

•	industrial, commercial and residential growth in our service territory and changes in market demand and demographic patterns;

•	the timing and extent of changes in commodity prices, particularly natural gas;

•	the timing and extent of changes in the supply of natural gas;

•	the timing and extent of changes in natural gas basis differentials;

•	changes in interest rates or rates of inflation;

•	weather variations and other natural phenomena;

•	commercial bank and financial market conditions, our access to capital, the cost of such capital, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

•	actions by rating agencies;

•	effectiveness of our risk management activities;

•	inability of various counterparties to meet their obligations to us;

•	the ability of Reliant Energy, Inc. (formerly Reliant Resources, Inc.) and its subsidiaries to satisfy their obligations to us or in connection with the contractual arrangements pursuant to which we are their guarantor;

•	the outcome of litigation brought by or against us;

•	our ability to control costs;

•	the investment performance of CenterPoint Energy’s employee benefit plans;

•	our potential business strategies, including acquisitions or dispositions of assets or businesses, which we cannot assure will be completed or will have the anticipated benefits to us; and

•	other factors we discuss in “Risk Factors” in our most recent Annual Report on Form 10-K.

Additional or updated risk factors may be described in other documents we file with the SEC and incorporate by reference in this prospectus.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings from continuing operations to fixed charges for each of the periods indicated.

						Six Months
	Year Ended December 31,					Ended
	2002	2003	2004	2005	2006	June 30, 2007

Ratio of earnings from continuing operations to fixed charges(1)	2.25	1.99	2.20	2.64	2.67	3.44

(1)	We do not believe that the ratio for the six month period is necessarily indicative of the ratios for the twelve month periods due to the seasonal nature of our business. The ratios were calculated pursuant to applicable rules of the SEC.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we anticipate using any net proceeds from the sale of our securities offered by this prospectus for general corporate purposes. These purposes may include, but are not limited to:

•	working capital,

•	capital expenditures,

•	acquisitions,

•	the repayment or refinancing of debt, and

•	loans to or investments in affiliates.

Pending any specific application, we may initially invest funds, directly or indirectly, in short-term marketable securities or apply them to the reduction of short-term indebtedness.

DESCRIPTION OF OUR SENIOR DEBT SECURITIES

The Senior Debt Securities offered by this prospectus will be issued under an indenture, dated as of February 1, 1998, as supplemented, between us and The Bank of New York Trust Company, National Association (successor to JPMorgan Chase Bank, National Association), as trustee. We have filed the indenture as an exhibit to the registration statement of which this prospectus is a part. We have summarized selected provisions of the indenture and the Senior Debt Securities below. This summary is not complete and is qualified in its entirety by reference to the indenture. References to section numbers in this prospectus, unless otherwise indicated, are references to section numbers of the indenture. For purposes of this summary, the terms “we,” “our,” “ours,” and “us” refer only to CenterPoint Energy Resources Corp. and not to any of our subsidiaries.

We may issue debt securities from time to time in one or more series under the indenture. There is no limitation on the amount of debt securities we may issue under the indenture. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. The terms of our debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939. You should carefully read the summary below, the applicable prospectus supplement and the provisions of the indenture that may be important to you before investing in our debt securities.

Ranking

The debt securities offered by this prospectus will:

•	be general unsecured obligations,

•	rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness, and

•	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the indenture, we may discharge our obligations under the indenture with respect to our debt securities as described below under “ — Defeasance.”

Terms

We may issue debt securities in separate series from time to time under the indenture. The total principal amount of debt securities that may be issued under the indenture is unlimited. Our 6 1/2% Debentures due February 1, 2008 ($300 million outstanding as of June 30, 2007), our 7.75% Notes due 2011 ($550 million outstanding as of June 30, 2007), our 7.875% Senior Notes due 2013 ($762 million outstanding as of June 30, 2007), our 5.95% Senior Notes due 2014 ($160 million outstanding as of June 30, 2007), our 6.15% Senior Notes due 2016 ($325 million outstanding as of June 30, 2007) and our 6.25% Senior Notes due 2037 ($150 million outstanding as of June 30, 2007) are currently outstanding under the indenture. We may limit the maximum total principal amount for the debt securities of any series. However, any limit may be increased by resolution of our board of directors. (Section 301) We will establish the terms of each series of debt securities, which may not be inconsistent with the indenture, in a supplemental indenture.

We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

•	the title of the debt securities,

•	any limit on the total principal amount of the debt securities of the series,

•	the date or dates on which the principal of the debt securities will be payable or the method used to determine or extend those dates,

•	any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, and the basis for calculating interest if other than a 360-day year of twelve 30-day months,

•	the place or places where payments on the debt securities will be payable, the debt securities may be presented for registration of transfer or exchange, and notices and demands to or upon us relating to the debt securities may be made,

•	any provisions that would allow or obligate us to redeem or purchase the debt securities prior to their maturity,

•	the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000,

•	any provisions that would determine payments on the debt securities by reference to an index or a formula,

•	any foreign currency, currencies or currency units in which payments on the debt securities will be payable and the manner for determining the equivalent amount in $U.S.,

•	any provisions for payments on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable,

•	the percentage of the principal amount at which the debt securities will be issued and the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the entire principal amount,

•	if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any such date for any purpose,

•	any variation of the defeasance and covenant defeasance sections of the indenture and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution,

•	whether we will issue the debt securities in the form of temporary or permanent global securities, the depositories for the global securities, and provisions for exchanging or transferring the global securities,

•	whether the interest rate of the debt securities may be reset,

•	whether the stated maturity of the debt securities may be extended,

•	any addition to or change in the events of default for the debt securities and any change in the right of the trustee or the holders of the debt securities to declare the principal amount of the debt securities due and payable,

•	any addition to or change in the covenants in the indenture,

•	any additions or changes to the indenture necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons,

•	the appointment of any paying agents for the debt securities, if other than the trustee,

•	the terms of any right to convert or exchange the debt securities into any other securities or property,

•	the terms and conditions, if any, pursuant to which the debt securities may be secured,

•	any restriction or condition on the transferability of the debt securities, and

•	any other terms of the debt securities consistent with the indenture. (Section 301)

We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original issue discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than $U.S.

Form, Exchange and Transfer

We will issue the debt securities in registered form, without coupons. Unless we inform you otherwise in the prospectus supplement, we will only issue debt securities in denominations of integral multiples of $1,000. (Section 302)

Holders generally will be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations. (Section 305)

Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee as security registrar. We will identify any transfer agent in addition to the security registrar in the prospectus supplement. (Section 305) At any time we may:

•	designate additional transfer agents,

•	rescind the designation of any transfer agent, or

•	approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times. (Sections 305 and 1002)

If we elect to redeem a series of debt securities, neither we nor the trustee will be required:

•	to issue, register the transfer of or exchange any debt securities of that series during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed, or

•	to register the transfer or exchange of any debt security of that series if we have so selected the series for redemption, in whole or in part, except for the unredeemed portion of the series. (Section 305)

Book-Entry

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Payment and Paying Agents

Under the indenture, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you otherwise in the prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons to whom we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in the prospectus supplement. (Section 307)

Unless we inform you otherwise in the prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest by:

•	check mailed to the address of the person entitled to the payment as it appears in the security register, or

•	by wire transfer in immediately available funds to the place and account designated in writing by the person entitled to the payment as specified in the security register.

We will designate the trustee as the sole paying agent for the debt securities unless we inform you otherwise in the prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in the prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times. (Sections 307 and 1002)

Any money deposited with the trustee or any paying agent for the payment of principal, premium, if any, and interest on the debt securities that remains unclaimed for two years after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The trustee and any paying agents will not be liable for those payments after we have been repaid. (Section 1003)

Restrictive Covenants

We will describe any restrictive covenants for any series of debt securities in the prospectus supplement.

Consolidation, Merger and Sale of Assets

Under the indenture, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety, to any person, referred to as a “successor person,” and we may not permit any person to consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

•	the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia,

•	the successor person expressly assumes our obligations with respect to the debt securities and the indenture,

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing, and

•	we have delivered to the trustee the certificates and opinions required under the indenture. (Section 801)

As used in the indenture, the term “corporation” means a corporation, association, company, joint-stock company or business trust.

Events of Default

Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the indenture for a series of debt securities:

•	our failure to pay principal or premium, if any, on that series when due,

•	our failure to pay any interest on that series for 30 days after the interest becomes due,

•	our failure to deposit any sinking fund payment relating to that series, when due,

•	our failure to perform, or our breach in any material respect of, any other covenant or warranty in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of another series of debt securities, for 90 days after either the trustee or holders of at least 25% in principal amount of the outstanding debt securities of that series have given us written notice of the breach in the manner required by the indenture,

•	specified events involving our bankruptcy, insolvency or reorganization, and

•	any other event of default we may provide for that series,

provided, however, that no event described in the fourth, fifth or sixth bullet points above will be an event of default until an officer of the trustee, assigned to and working in the trustee’s corporate trust department, has actual knowledge of the event or until the trustee receives written notice of the event at its corporate trust office, and the notice refers to the debt securities generally, us or the indenture. (Section 501)

If an event of default for a series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable. In order to declare the principal amount of that series of debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the series of debt securities.

The right described in the preceding paragraph does not apply if:

•	an event of default described in the fifth bullet point above occurs, or

•	an event of default described in the fourth or sixth bullet points above that applies to all outstanding debt securities occurs.

If any of these events of default occurs and is continuing, either the trustee or holders of at least 25% in principal amount of all of the debt securities then outstanding, treated as one class, may declare the principal amount of all of the debt securities then outstanding to be due and payable immediately. In order to declare the principal amount of the debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the debt securities.

However, after any declaration of acceleration of a series of debt securities, but before a judgment or decree for payment has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the declaration of acceleration if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest,

•	the principal and premium, if any, due otherwise than by the declaration of acceleration and any interest on such amounts,

•	any interest on overdue interest, to the extent legally permitted, and

•	all amounts due to the trustee under the indenture, and

•	all events of default with respect to that series of debt securities, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived. (Section 502)

If an event of default occurs and is continuing, the trustee will generally have no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee. (Section 603) The holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee for the debt securities of that series, provided that:

•	the direction is not in conflict with any law or the indenture,

•	the trustee may take any other action it deems proper which is not inconsistent with the direction, and

•	the trustee will generally have the right to decline to follow the direction if an officer of the trustee determines, in good faith, that the proceeding would involve the trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

A holder of a debt security of any series may only pursue a remedy under the indenture if:

•	the holder gives the trustee written notice of a continuing event of default for that series,

•	holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to institute proceedings with respect to the event of default,

•	the holders offer reasonable indemnity to the trustee,

•	the trustee fails to pursue that remedy within 60 days after receipt of the notice, request and offer of indemnity, and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of a debt security demanding payment of the principal, premium, if any, or interest on a debt security on or after the date the payment is due. (Section 508)

We will be required to furnish to the trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indenture and specifying all of our known defaults, if any. (Section 1004)

Modification and Waiver

We may enter into one or more supplemental indentures with the trustee without the consent of the holders of the debt securities in order to:

•	evidence the succession of another corporation to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor,

•	add to our covenants for the benefit of the holders of any series of debt securities or to surrender any of our rights or powers,

•	add events of default for any series of debt securities,

•	add to or change any provisions of the indenture to the extent necessary to issue debt securities in bearer form,

•	add to, change or eliminate any provision of the indenture applying to one or more series of debt securities, provided that if such action adversely affects the interests of any holder of any series of debt securities, the addition, change or elimination will become effective with respect to that series only when no security of that series remains outstanding,

•	convey, transfer, assign, mortgage or pledge any property to or with the trustee or surrender any right or power conferred upon us by the indenture,

•	establish the form or terms of any series of debt securities,

•	provide for uncertificated securities in addition to certificated securities,

•	evidence and provide for successor trustees or add or change any provisions to the extent necessary to appoint a separate trustee or trustees for a specific series of debt securities,

•	correct any ambiguity, defect or inconsistency under the indenture, provided that such action does not adversely affect the interests of the holders of any series of debt securities,

•	supplement any provisions of the indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities,

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded, or

•	add, change or eliminate any provisions of the indenture in accordance with any amendments to the Trust Indenture Act of 1939, provided that the action does not adversely affect the rights or interests of any holder of debt securities. (Section 901)

We may enter into one or more supplemental indentures with the trustee in order to add to, change or eliminate provisions of the indenture or to modify the rights of the holders of one or more series of debt securities if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, except to the extent permitted by the indenture,

•	reduces the principal amount of, or any premium or interest on, any debt security,

•	reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof,

•	changes the place or currency of payment of principal, premium, if any, or interest,

•	impairs the right to institute suit for the enforcement of any payment on any debt security,

•	reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults,

•	makes certain modifications to the provisions for modification of the indenture and for certain waivers, except to increase the principal amount of debt securities necessary to consent to any such change,

•	makes any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, or

•	changes the terms and conditions pursuant to which any series of debt securities is secured in a manner adverse to the holders of the debt securities. (Section 902)

Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or noncompliance with restrictive provisions of the indenture. However, such holders of a majority in principal amount may not waive, and consequently, the consent of holders of each outstanding debt security of a series would be required to:

•	waive any default in the payment of principal, premium, if any, or interest, or

•	waive any covenants and provisions of the indenture that may not be amended without the consent of the holder of each outstanding debt security of the series affected. (Sections 513 and 1006)

In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under the indenture as of a specified date:

•	the principal amount of an “original issue discount security” that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date,

•	if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security,

•	the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the $U.S. equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above, and

•	debt securities owned by us or any other obligor upon the debt securities or any of our or their affiliates will be disregarded and deemed not to be outstanding.

An “original issue discount security” means a debt security issued under the indenture which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity. Some debt securities, including those for the payment or redemption of which money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1402 of the indenture, will not be deemed to be outstanding. (Section 101)

We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders of outstanding debt securities. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the trustee may specify, if it set the record date. This period may be shortened or lengthened by not more than 180 days. (Section 104)

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. Unless we inform you otherwise in the prospectus supplement, if we deposit with the trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”), or

•	we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive.

If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the indenture, except for our obligations to:

•	register the transfer or exchange of debt securities,

•	replace mutilated, destroyed, lost or stolen debt securities, and

•	maintain paying agencies and hold moneys for payment in trust.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect. (Sections 1401, 1402, 1403 and 1404)

Satisfaction And Discharge

We may discharge our obligations under the indenture while debt securities remain outstanding if (1) all outstanding debt securities issued under the indenture have become due and payable, (2) all outstanding debt securities issued under the indenture have or will become due and payable at their scheduled maturity within one year or (3) all outstanding debt securities issued under the indenture are scheduled for redemption in one year, and in each case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding debt securities issued under the indenture on the date of their scheduled maturity or the scheduled date of redemption and we have paid all other sums payable under the Indenture. (Section 401)

Notices

Holders will receive notices by mail at their addresses as they appear in the security register. (Section 106)

Title

We may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue. (Section 309)

Governing Law

New York law will govern the indenture and the debt securities. (Section 112)

Regarding the Trustee

The Bank of New York Trust Company, National Association, successor to JPMorgan Chase Bank, National Association, is the trustee, security registrar and paying agent under the indenture. As of June 30, 2007, the trustee served as trustee for approximately $2.3 billion aggregate principal amount of our debt securities. In addition, the trustee served as trustee or fiscal agent for debt securities of our affiliates aggregating approximately $6.0 billion as of June 30, 2007.

Our affiliates maintain brokerage relationships and a rabbi trust with the trustee and its affiliates.

If an event of default occurs under the indenture and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities issued under the indenture only after those holders have offered the trustee indemnity satisfactory to it.

If the trustee becomes one of our creditors, its rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the indenture pursuant to the provisions of the Trust Indenture Act. (Section 613) The trustee may engage in certain other transactions; however, if the trustee acquires any conflicting interest (within the meaning specified under the Trust Indenture Act), it will be required to eliminate the conflict or resign. (Section 608)

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers,

•	directly to purchasers, including our affiliates,

•	through agents, or

•	through a combination of any of these methods.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of these securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the offered securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

LEGAL MATTERS

The validity of the securities described in this prospectus will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Scott E. Rozzell, Esq., our Executive Vice President, General Counsel and Corporate Secretary, or Rufus S. Scott, our Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary, may pass upon other legal matters for us. Any underwriters will be advised about the validity of our debt securities and other matters by Dewey Ballantine LLP.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express an unqualified opinion and include an explanatory paragraph regarding our adoption of a new accounting standard related to conditional asset retirement obligations in 2005), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$

CENTERPOINT ENERGY RESOURCES CORP.

$     % Senior Notes due 20
$     % Senior Notes due 20

PROSPECTUS SUPPLEMENT

October      , 2007

Citi	Morgan Stanley	UBS Investment Bank

Comerica Securities
HSBC
Scotia Capital
SunTrust Robinson Humphrey
Wachovia Securities
The Williams Capital Group, L.P.